Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARAMARK Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-143232 and 333-143233) on Form S-8 of ARAMARK Corporation and subsidiaries of our report dated January 13, 2010, with respect to the combined balance sheet of the subsidiary companies of ARAMARK Ireland Holdings Limited and ARAMARK Investments Limited as of October 31, 2009 and the related profit and loss account, statement of total recognised gains and losses and cash flow statement for the 10 month period ended October 31, 2009, which report appears in the Form 8-K/A of ARAMARK Corporation filed on January 13, 2010.

/s/ KPMG

Dublin, Ireland

January 13, 2010